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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999, and the ninth paragraph of Note 1, as to which the date is April 12, 1999, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the prospectus of Arch Communications, Inc. that is made a part of the Registration Statement on Form S-4 for the registration of $147,000,000 principal amount of 13 3/4% senior notes.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
July 15, 1999